Exhibit 99.1

                Antigenics Reports Second Quarter 2005
     Financial Results and Recent Highlights and Pipeline Update


    NEW YORK--(BUSINESS WIRE)--July 28, 2005--Antigenics Inc. (NASDAQ:
AGEN) reported results today for the quarter ended June 30, 2005. The Company incurred a loss from continuing operations of $21.1 million, or $0.47 per share, basic and diluted, for the second quarter of 2005, compared to a loss from continuing operations in the second quarter of 2004 of $17.0 million, or $0.38 per share, basic and diluted. Research and development costs were $13.5 million in the second quarter of 2005, compared with $10.9 million for the same period in 2004. The increased loss from continuing operations in the quarter ended June 30, 2005 reflects, among other factors, the continued progress of the Company's clinical product candidates, including Oncophage(R) (HSPPC-96), Antigenics' lead product candidate, costs associated with start-up activities related to Part 2 of the Company's Phase 3 trial in renal cell carcinoma (RCC), pre-commercialization activities and severance costs. For the quarter ended June 30, 2005, the Company incurred a net loss attributable to common stockholders of $21.3 million or $0.47 per share, basic and diluted, compared to a net loss attributable to common stockholders in the second quarter of 2004 of $3.3 million, or $0.07 per share, basic and diluted. The increased net loss attributable to common stockholders in the quarter ended June 30, 2005 is primarily due to the gain of $14.1 million from the sale of the Company's manufacturing rights for the feline leukemia virus vaccine during the quarter ended June 30, 2004. Cash, cash equivalents and short-term investments equaled $96.6 million on June 30, 2005.
    "Our primary focus is on completing the Phase 3 studies with Oncophage in kidney cancer and melanoma," said Garo Armen, PhD, chairman and CEO of Antigenics. "In addition, we are especially pleased with the recent progress Antigenics has made in the clinical development of our pipeline products that we believe will demonstrate the broader applicability of our core technologies and products across multiple indications."

    Pipeline and Recent Highlights Update

    The following table outlines Antigenics' current broad clinical development pipeline:


----------------------------------------------------------------------
Product/Trial    Phase       Indication          Status    Approximate
                                                             Patient
                                                             Numbers
----------------------------------------------------------------------

Oncophage
----------------------------------------------------------------------
C-100-12,       Phase 3     Adjuvant RCC     Fully enrolled     800
Part 1
----------------------------------------------------------------------
C-100-12,       Phase 3     Adjuvant RCC        Open to         600
Part 2                                         enrollment
----------------------------------------------------------------------
C-100-21        Phase 3  Metastatic Melanoma Fully enrolled     300
----------------------------------------------------------------------
C-100-23        Phase 2    Metastatic RCC       Open to          40+
                                               enrollment
----------------------------------------------------------------------
C-100-26        Phase 2    Adjuvant NSCLC       Open to          10
                                               enrollment
----------------------------------------------------------------------

AG-858
----------------------------------------------------------------------
C-300-01        Phase 2   Chronic Phase CML     Open to          40+
                          (relapsed/failed     enrollment
                            Gleevec(R)*)
----------------------------------------------------------------------

AG-707
----------------------------------------------------------------------
C-400-01        Phase 1    Genital Herpes    Q4, 2005 trial      84
                                               start date
----------------------------------------------------------------------

Aroplatin(TM)
----------------------------------------------------------------------
C-726-05        Phase 1     Solid Tumors     Q4, 2005 trial      30
                                               start date
----------------------------------------------------------------------
* imatinib mesylate, Novartis

    Oncophage

    -- Antigenics anticipates beginning the analysis of clinical data from Part 1 of the Company's Phase 3 trial evaluating Oncophage in adjuvant (non-metastatic) RCC when the number of events required for this analysis is achieved. The rate of events in this trial has continued to slow. Based on current trends, Antigenics anticipates that the final analysis will begin in the first half of 2006. Once the independent radiological review is underway later this year, Antigenics anticipates providing further guidance regarding the timing of the analysis. The Company believes this trial represents the largest single randomized trial to date in this patient population. Patients are being followed for recurrence-free survival and overall survival.

    -- During the quarter, the European Medicines Agency (EMEA) granted Oncophage orphan drug status for the treatment of RCC. This may, among other benefits, provide 10 years of market exclusivity if the product is approved for marketing in the European Union. This is another key step in the Company's continuing progress towards global regulatory filings for marketing approval assuming positive trial results.

    -- Following validation of the Oncophage potency assays, Antigenics performed retrospective potency testing of the Oncophage lots used in the Phase 3 clinical trials for adjuvant RCC (Part 1) and metastatic melanoma manufactured prior to the introduction of the potency assays in December 2003. The test results are currently being assessed. This data will be submitted to the FDA at or before such time that Antigenics files a Biologics License Application (BLA) for Oncophage.

    -- Antigenics commenced enrollment activities related to Part 2 of its Phase 3 trial in adjuvant RCC. Sites are actively screening patients for inclusion in the trial and vaccine manufacture has commenced.

    -- Initial findings from Antigenics' Phase 3 trial with Oncophage for the treatment of metastatic melanoma should be available by year-end.

    -- Antigenics believes that the combination of two or more therapeutic agents may provide synergistic treatment benefits in the metastatic disease setting. The Company plans to launch small clinical trials of combination therapies with Oncophage, providing an opportunity to quickly learn of possible signals of efficacy while evaluating safety in multiple late-stage cancers. The Company hopes to initiate the first combination study with Oncophage and Antigenics' investigational drug ATRA-IV later this year.

    -- The Company will expand to additional sites, during 2005, its ongoing Phase 2 clinical trial in metastatic renal cell carcinoma currently at MD Anderson Cancer Center.

    -- The Company anticipates completing enrollment in its Phase 2 trial of Oncophage in non-small cell lung cancer (NSCLC) shortly.

    Aroplatin

    -- Aroplatin is an investigational liposomal formulation of a platinum chemotherapeutic being developed for the treatment of multiple cancer types.

    -- Aroplatin has shown evidence of activity in several cancer indications, and data from a Phase 2 trial in colorectal cancer and a Phase 1/2 trial in advanced solid tumors using the previous formulation of Aroplatin are currently being evaluated.

    -- During the quarter, Antigenics completed pre-clinical toxicology studies of the reformulated Aroplatin, which the Company intends to take back into the clinic later this year.

    -- The Company will shortly submit an amendment to its Investigational New Drug Application (IND) with the FDA, and if approved by the FDA, plans to initiate a Phase 1 dose-escalating trial of Aroplatin in solid malignancies during the fourth quarter of this year.

    AG-858

    -- AG-858 (HSPPC-70) is an investigational personalized vaccine designed to treat cancer with the intent of minimizing side effects. AG-858 is currently being investigated as a cancer treatment primarily in the liquid tumor setting.

    -- Antigenics is currently enrolling patients in an exploratory Phase 2 study of AG-858 in combination with Gleevec, for the treatment of chronic myelogenous leukemia (CML) patients refractory to Gleevec. Antigenics plans on expanding enrollment in this trial during the second half of 2005.

    AG-707

    -- AG-707 is an off-the-shelf multivalent therapeutic vaccine directed at the virus that causes genital herpes (herpes simplex virus type 2, or HSV-2), which currently affects approximately one in five Americans over the age of 12.

    -- During the quarter, Antigenics submitted an IND to the FDA for AG-707 and awaits FDA acceptance of the IND.

    -- During the fourth quarter of 2005, Antigenics expects to begin enrollment in a multi-center Phase 1 trial with AG-707.

    Other

    -- From time to time as its portfolio programs progress, Antigenics reviews their prioritization. Towards the end of the quarter, the Company conducted such an assessment, resulting in some limited headcount reductions in non-critical areas and other prioritization cost savings. The Company incurred severance and related costs during the quarter of $606,000.

    -- The Company continues to actively pursue a number of important preclinical and discovery efforts based on its core technology platform in heat shock proteins in an effort to seed its pipeline for the future, with a particular emphasis on autoimmune diseases.

    Conference Call Information

    Antigenics executives will host a conference call at 11:00 a.m. ET today. To access the live call, dial 888.271.9082 (domestic) or
709.679.7741 (international); the access code is 7730381. The call will also be webcast and will be accessible from the Company's website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on August 11, 2005. The replay number is 800.642.1687 (domestic) or 706.645.9291
(international), and the access code is 7730381. The replay will also be available on the Company's website approximately two hours after the live call.

    About Antigenics

    Antigenics is a biotechnology company working to develop personalized immunotherapeutics and revolutionary treatments for cancers and infectious diseases. The Company's lead product candidate is Oncophage (HSPPC-96), a late-stage, personalized cancer vaccine being evaluated in several indications, including renal cell carcinoma and metastatic melanoma. Antigenics' portfolio of investigational products also includes AG-858 (HSPPC-70), a personalized cancer vaccine in Phase 2 development; two liposomal cancer treatments, Aroplatin and ATRA-IV; and AG-702/AG-707, a genital herpes program.

    This press release contains forward-looking statements, including statements regarding plans for, and expected timing of, commencement of new clinical trials, including combination studies, expansion of existing clinical trials, and completion of enrollment in ongoing trials; the timing for, and results of, analysis of data from Part 1 of the Company's Phase 3 RCC trial and the filing of a BLA for Oncophage in RCC; other potential filings with regulatory agencies, including plans to make global regulatory filings for Oncophage in RCC; potential commercialization of Oncophage; timing for analysis of data from the Company's Phase 3 melanoma trial; potential benefits of orphan drug designation in the EU; plans for and timing of the filing of an amended IND for Aroplatin; FDA acceptance of an IND for AG-707; expected further development of product candidates addressing autoimmune disorders; the potential broad applicability of the Company's technologies and product candidates; and the potential for combination therapies. These risks and uncertainties include, among others, the results from the Company's clinical trials; the need for and extent of additional clinical trials; decisions by regulatory agencies; timing and results of preclinical studies; and the factors described under Factors That May Impact Future Results in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics' Form 10-Q as filed with the Securities and Exchange Commission on May 10, 2005. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.


              Summary Consolidated Financial Information

         Condensed Consolidated Statements of Operations Data
                 (in thousands, except per share data)
                              (unaudited)

                                Three months ended   Six months ended
                                      June 30,           June 30,
                                   2005     2004      2005      2004
                                --------- -------- --------- ---------

Revenue                         $     85  $   187  $    205  $    296

Operating expenses:
  Research and development        13,547   10,879    24,850    21,825
  General and administrative       7,623    6,576    14,423    12,121

                                --------- -------- --------- ---------
Operating loss                   (21,085) (17,268)  (39,068)  (33,650)

  Other income (expense), net        (43)     225       (63)      377

                                --------- -------- --------- ---------
Loss from continuing operations  (21,128) (17,043)  (39,131)  (33,273)

  Income from discontinued
   operations (including gain on
   disposal of $14.1 million in
   2004)                               -   13,960         -    13,034

                                --------- -------- --------- ---------
Net loss                         (21,128)  (3,083)  (39,131)  (20,239)

Dividends on Series A
 convertible preferred stock        (198)    (198)     (395)     (395)

                                --------- -------- --------- ---------
Net loss attributable to common
 stockholders                   $(21,326) $(3,281) $(39,526) $(20,634)
                                ========= ======== ========= =========

Per common share data, basic and
 diluted:
  Loss from continuing
   operations                   $  (0.47) $ (0.38) $  (0.87) $  (0.77)
  Income from discontinued
   operations                   $      -  $  0.31  $      -  $   0.30
  Net loss attributable to
   common stockholders          $  (0.47) $ (0.07) $  (0.87) $  (0.47)
  Weighted average number of
   common shares outstanding,
   basic and diluted              45,564   45,068    45,563    43,923



               Condensed Consolidated Balance Sheet Data
                            (in thousands)
                              (unaudited)

                                      June 30, 2005  December 31, 2004
                                      -------------  -----------------

Cash, cash equivalents and short-term
 investments                           $  96,570        $  86,921
Total assets                             142,559          133,058
Total stockholders' equity                66,987          106,443



    CONTACT: Antigenics Inc.
             Investor Relations:
             Shalini Sharp, 800-962-2436
             ir@antigenics.com
             or
             Media:
             Sunny Uberoi, 212-994-8206
             suberoi@antigenics.com